Exhibit 99.2

Novatel Wireless Reports Third Quarter 2014 Financial Results

Revenues Increase 19% from Second Quarter of 2014

Net Loss Narrows Significantly from Second Quarter of 2014

SAN DIEGO – November 6, 2014 – Novatel Wireless (NASDAQ: MIFI), a leading provider of solutions for the Internet of Things (IoT) and inventors of MiFi® technology, announced financial results for the third quarter ended September 30, 2014.

The Company announced the following GAAP results for the third quarter of 2014:

•	Revenue was $44.3 million in the third quarter, up 19% compared to $37.3 million in the second quarter of 2014. Revenue from mobile computing products was $34.8 million in the third quarter, compared with $27.5 million in the second quarter of 2014, driven by continued strong sales of the MiFi® 5510 and initial sales in September from the product launch of the new Verizon Jetpack® Mobile Hotspot 4G LTE/XLTE MiFi® 6620L. Revenue from M2M products was $9.5 million in the third quarter compared to $9.8 million in the second quarter of 2014.

•	Net loss was $8.8 million, or $0.23 per share, in the third quarter compared to a net loss of $17.4 million, or $0.51 per share, in the second quarter of 2014. The net loss for the third quarter of 2014 included approximately $1.1 million in restructuring charges and a $4.8 million charge for the change in fair value of a Company-issued warrant to purchase common stock. Net loss in the second quarter of 2014 included approximately $5.3 million in restructuring charges.

“We made excellent progress in the third quarter of 2014 as we executed our strategy of driving momentum in our MiFi® business while rationalizing our expenses,” said Alex Mashinsky, CEO of Novatel Wireless. “We believe we are on the path to positive earnings, and our outlook continues to brighten. Demand for our leading solutions remains strong as we continue to closely manage expenses. We are excited about our ability to continue to leverage our robust technology and our strong position to benefit from the ongoing evolution of IoT.”

The Company also announced the following non-GAAP results for the third quarter of 2014. A reconciliation of GAAP to non-GAAP measures is included in the tables accompanying this news release:

•	Non-GAAP gross profit was $10.6 million in the third quarter, an increase of 159% from $4.1 million in the second quarter of 2014, while non-GAAP gross margin was 23.9% in the third quarter compared to 11.0% in the second quarter of 2014. Non-GAAP gross margin on mobile computing products increased to 23.1% in the third quarter from 11.9% in the second quarter of 2014, and non-GAAP gross margin on M2M products increased to 26.6% in the third quarter from 8.2% in the second quarter of 2014. Non-GAAP margin improvements in the third quarter were primarily driven by an improved mix of higher margin product sales in the third quarter and a significant write-down of inventory that occurred in the second quarter of 2014, combined with ongoing cost rationalization activities.

•	Non-GAAP operating expenses declined to $12.8 million in the third quarter, compared to $15.2 million in the second quarter of 2014, due primarily to lower compensation expenses and reduced legal expenses in the third quarter as a result of ongoing cost containment initiatives.

•	Non-GAAP adjusted EBITDA was $(0.6 million) in the third quarter compared to $(9.5 million) in the second quarter of 2014. This improvement was due to the combination in the third quarter of increased revenue, improved non-GAAP gross margin and reduced non-GAAP operating expenses. Non-GAAP adjusted EBITDA excludes restructuring charges, charges associated with a change in fair value of a Company-issued warrant to purchase common stock, share-based compensation expense, interest, taxes, depreciation and amortization.

•	Non-GAAP net loss for the third quarter was $2.4 million, or $0.06 per share, compared to a net loss of $11.2 million, or $0.33 per share, in the second quarter of 2014. Non-GAAP net loss improved during the third quarter due to the combination of increased revenue, improved non-GAAP gross margin and reduced non-GAAP operating expenses. Non-GAAP net loss excludes restructuring charges, charges associated with a change in fair value of a Company-issued warrant to purchase its common stock, share-based compensation expense and amortization associated with a historic acquisition.

Quarterly Highlights

The Company’s business and organizational highlights since the beginning of the third quarter include:

•	The launch of the new Verizon Jetpack® Mobile Hotspot 4G LTE/XLTE MiFi® 6620L, with availability starting on September 29, 2014. The MiFi 6620L is the first Verizon Wireless Jetpack that securely connects up to 15 devices to the Verizon XLTE network supporting up to 20 hours of use on a single charge, and in some cases more. The MiFi 6620L is Global ready, supporting a number of bands for connectivity in over 200 countries.

•	A strategic investment in the Company of up to approximately $23.7 million by HC2 Holdings, Inc. (“HC2”). HC2 purchased a combination of common stock, warrants and convertible preferred stock for an initial cash investment of approximately $14.4 million, which was funded on September 8, 2014, with up to another $9.3 million being funded in the future if the warrants are exercised for cash.

•	Along with the investment from HC2, the appointment to the Company’s Board of Directors of Philip Falcone, Chairman and CEO of Harbinger Group Inc., and Robert Pons, Executive Vice President of Business Development of HC2.

•	The Company solidified its management team with today’s announcement of Alex Mashinsky as permanent CEO of the Company, as well as the appointment of Michael Newman on September 2, 2014 as the Company’s Executive Vice President and Chief Financial Officer.

•	On October 15, 2014, the Company changed its NASDAQ ticker symbol to “MIFI” to align with the Company’s expanded vision for its MiFi® technology.

•	On October 31, 2014, the Company obtained a $25.0 million revolving credit facility with Wells Fargo Bank.

Revolving Credit Facility

The Company also announced today in a separate news release that on October 31, 2014, the Company and one of its subsidiaries entered into a Credit and Security Agreement with Wells Fargo Bank to establish a five-year, senior secured revolving credit facility in the amount of $25.0 million (the “Revolver”). The Company may borrow funds under the Revolver from time to time, with interest payable monthly at a base rate determined by using the daily three month LIBOR rate, plus an applicable margin of 2.50% to 3.00% depending on the Company’s liquidity as determined on the last day of each calendar month. For more information on the Revolver, please consult the separate news release issued by the Company today pertaining to the Revolver.

Alex Mashinsky Appointed as Permanent CEO

In a separate news release today, the Company announced that Alex Mashinsky has been appointed permanent Chief Executive Officer of the Company. Mr. Mashinsky has served as interim CEO since June 13, 2014. For more information on Mr. Mashinsky’s appointment as CEO, please consult the separate news release issued by the Company today pertaining to the appointment.

Fourth Quarter 2014 Business Outlook

The following statements are forward-looking and actual results may differ materially. Please see the section titled, “Cautionary Note Regarding Forward-Looking Statements” at the end of this news release. A more detailed description of risks related to our business is included in the reports filed by the Company with the Securities and Exchange Commission.

Our guidance for the fourth quarter of 2014 reflects current business indicators and expectations as of the date of this release. All figures are approximations based on management’s beliefs and assumptions as of the date of this release.

Fourth Quarter 2014 Outlook
Revenue	$50 - $55 million
Non-GAAP Gross Margin	23% - 25%
Non-GAAP Operating Expenses	approximately the same as the third quarter of 2014
Non-GAAP Adjusted EBITDA	$0.0 - $1.0 million
Non-GAAP Earnings Per Share	$(0.03) - $0.00
Weighted Average Shares Outstanding	approximately 45 million

Conference Call Information

Novatel Wireless will host a conference call and live webcast for analysts and investors today at 5:00 p.m. ET. To access the conference call:

•	In the United States, call 1-877-317-6789

•	International parties can access the call at 1-412-317-6789

Novatel Wireless will offer a live webcast of the conference call, which will be accessible from the “Investors” section of the Company’s website at www.novatelwireless.com. A telephonic replay of the conference call will also be available one hour after the call and will be available for 90 days. To hear the replay, parties in the United States may call 1- 877-344-7529 and enter conference code 10054645 #. International parties may call 1-412-317-0088 and enter the same code.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. (Nasdaq: MIFI) is a leader in the design and development of M2M wireless solutions based on 3G and 4G technologies. The Company delivers Internet of Things (IoT) and Cloud SaaS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Mobile Hotspots, USB modems, Expedite® and Enabler embedded modules, Mobile Tracking Solutions and Asset Tracking Solutions. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Novatel Wireless is headquartered in San Diego, California. For more information please visit www.novatelwireless.com. @MIFI

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. The information presented in this release related to our outlook for the Company’s fourth quarter ending December 31, 2014 and future demand for our products, as well as other statements that are not purely statements of historical fact, are forward-looking in nature. These forward-looking statements are made on the basis of management’s current expectations, assumptions, estimates and projections and are subject to significant risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements. Actual results could differ materially from the Company’s expectations.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include (1) the future demand for wireless broadband access to data, (2) the growth of wireless wide-area networking, (3) changes in commercially adopted wireless transmission standards and technologies including 3G and 4G standards, (4) continued customer and end user acceptance of the Company’s current products and market demand for the Company’s anticipated new product offerings, (5) increased competition and pricing pressure from current or future wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) unexpected liabilities or expenses, (8) the Company’s ability to introduce new products in a timely manner, (9) litigation, regulatory and IP developments related to our products or component parts of our products, (10) dependence on a small number of customers, (11) the effect of changes in accounting standards and in aspects of our critical accounting policies and (12) the Company’s plans and expectations relating to strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.

These factors, as well as other factors described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.

Non-GAAP Financial Measures

Novatel Wireless has provided in this release financial information that has not been prepared in accordance with GAAP. Non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share exclude restructuring charges, charges associated with a change in fair value of a Company-issued warrant to purchase common stock, share-based compensation expenses, and amortization of intangibles associated with a historic acquisition. Non-GAAP adjusted EBITDA also excludes interest, taxes, depreciation and amortization.

Non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures are not intended to be used in isolation and, moreover, they should not be considered as a substitute for net income, diluted earnings per share, operating expenses, gross margin or any other performance measure determined in accordance with GAAP. We present non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share because we consider each to be an important supplemental measure of our performance.

Management uses these non-GAAP financial measures to make operational decisions, evaluate the Company’s performance, prepare forecasts and determine compensation. Further, management believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company’s performance when planning, forecasting and analyzing future periods. The stock-based compensation expenses are expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company’s stock price, stock market volatility, expected option life and risk-free interest rates, all of which are difficult to estimate. In calculating non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share, management excludes restructuring charges, charges associated with a change in fair value of a Company-issued warrant to purchase common stock, share-based compensation expenses, and amortization of intangibles associated with a historic acquisition, in order to facilitate comparability of the Company’s operating performance on a period-to-period basis because such expenses are not, in management’s review, related to the Company’s ongoing operating performance. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources.

We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making. We believe that the use of non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share also facilitates a comparison of Novatel Wireless’ underlying operating performance with that of other companies in our industry, which use similar non-GAAP financial measures to supplement their GAAP results.

Calculating non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share have limitations as an analytical tool, and you should not consider these measures in isolation or as substitutes for GAAP metrics. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Limitations in relying on non-GAAP financial measures include, but are not limited to, the fact that other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative tool.

Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP financial results.

(C) 2014 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.

###

Investor Relations Contact:

Michael Sklansky

(858) 431-0792

msklansky@nvtl.com

Source: Novatel Wireless, Inc.

NOVATEL WIRELESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$44,330	$92,673	$129,884	$269,718
Cost of net revenues	33,844	72,290	105,343	213,463

Gross profit	10,486	20,383	24,541	56,255

Operating costs and expenses:
Research and development	7,006	12,438	24,164	39,267
Sales and marketing	2,790	5,129	9,816	16,739
General and administrative	3,381	5,128	12,881	19,209
Amortization of purchased intangible assets	141	141	421	422
Restructuring and severance charges	1,064	2,411	7,480	2,411

Total operating costs and expenses	14,382	25,247	54,762	78,048

Operating loss	(3,896)	(4,864)	(30,221)	(21,793)

Other income (expense):
Change in fair value of warrant liability	(4,788)	—	(4,788)	—
Interest income (expense), net	(63)	31	(28)	109
Other income (expense), net	(61)	59	(118)	(83)

Loss before income taxes	(8,808)	(4,774)	(35,155)	(21,767)

Income tax provision	24	319	73	340
Net loss	$(8,832)	$(5,093)	$(35,228)	$(22,107)

Per share data:
Net loss per share:
Basic and diluted	$(0.23)	$(0.15)	$(0.99)	$(0.65)

Weighted average shares used in computation of net loss per share:
Basic and diluted	38,167	34,070	35,568	33,902

NOVATEL WIRELESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$20,163	$2,911
Marketable securities	5,097	16,612
Restricted marketable securities	—	2,566
Accounts receivable, net	27,257	39,985
Inventories	28,139	27,793
Deferred tax assets, net	100	100
Prepaid expenses and other	4,020	5,662

Total current assets	84,776	95,629

Property and equipment, net	5,778	9,901
Marketable securities	261	3,443
Intangible assets, net	1,527	2,131
Deferred tax assets, net	81	81
Other assets	622	280

Total assets	$93,045	$111,465

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$29,881	$24,538
Accrued expenses	20,714	23,271
Current portion of litigation settlement	7	4,326
Short-term margin loan facility	—	2,566

Total current liabilities	50,602	54,701

Warrant liability	9,727	—
Other long-term liabilities	1,615	1,848
Non-current portion of litigation settlement	5,000	10,000

Total liabilities	66,944	66,549

Commitments and Contingencies

Convertible Series C preferred stock	940	—

Stockholders’ equity:

Common stock	44	34
Additional paid-in capital	456,836	441,368
Accumulated other comprehensive income	—	5
Accumulated deficit	(406,719)	(371,491)

	50,161	69,916
Treasury stock at cost	(25,000)	(25,000)

Total stockholders’ equity	25,161	44,916

Total liabilities, convertible preferred stock and stockholders’ equity	$93,045	$111,465

NOVATEL WIRELESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(8,832)	$(5,093)	$(35,228)	$(22,107)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,848	2,230	5,889	6,774
Provision for bad debts, net of recoveries	78	623	187	1,005
Provision for excess and obsolete inventory	—	1,246	3,033	3,069
Share-based compensation expense	377	959	1,616	2,848
Change in fair value of warrant liability	4,788	—	4,788	—
Non-cash income tax benefit	—	314	—	266
Changes in assets and liabilities:
Accounts receivable	(2,641)	(8,584)	11,600	(5,895)
Inventories	(2,117)	626	(3,379)	8,922
Prepaid expenses and other assets	(870)	(1,561)	1,300	(2,169)
Accounts payable	3,013	(1,490)	5,500	2,832
Accrued expenses, income taxes, and other	(6,165)	47	(4,790)	273

Net cash used in operating activities	(10,521)	(10,683)	(9,484)	(4,182)

Cash flows from investing activities:
Purchases of property and equipment	(272)	(1,323)	(1,513)	(5,048)
Purchases of intangible assets	(143)	—	(143)	—
Purchases of marketable securities	(429)	(12,577)	(1,255)	(22,238)
Marketable securities maturities/sales	8,568	17,215	18,513	31,731

Net cash provided by investing activities	7,724	3,315	15,602	4,445

Cash flows from financing activities:
Proceeds from the issuances of Series C preferred and common stock, net of issuance costs	14,163	—	14,163	—
Proceeds from the issuance of short-term debt, net of issuance costs	—	3,400	—	13,400
Principal repayments of short-term debt	—	(2,525)	(2,566)	(10,969)
Taxes paid on vested restricted stock units, net of proceeds from stock option exercises	(91)	(254)	(375)	(515)

Net cash provided by financing activities	14,072	621	11,222	1,916
Effect of exchange rates on cash and cash equivalents	(37)	22	(88)	(85)

Net increase (decrease) in cash and cash equivalents	11,238	(6,725)	17,252	2,094
Cash and cash equivalents, beginning of period	8,925	24,863	2,911	16,044

Cash and cash equivalents, end of period	$20,163	$18,138	$20,163	$18,138

NOVATEL WIRELESS, INC.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

Three and Nine Months Ended September 30, 2014

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	Net Income (Loss)	Income (Loss) Per Share, Diluted	Net Income (Loss)	Income (Loss) Per Share, Diluted
GAAP net loss	$(8,832)	(0.23)	$(35,228)	$(0.99)

Adjustments:
Share-based compensation expense (a)	377	0.01	1,616	0.05
Acquisition related charges (b)	224	0.01	671	0.02
Restructuring and severance charges (c)	1,064	0.02	7,480	0.21
Change in fair value of warrant liability (d)	4,788	0.13	4,788	0.13

Non-GAAP net loss	$(2,379)	$(0.06)	$(20,673)	$(0.58)

(a)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.
(b)	Adjustments reflect amortization of purchased intangibles.
(c)	Adjustments reflect restructuring and severance charges.
(d)	Adjustments reflect change in fair value of warrant liability.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.

Reconciliation of GAAP Operating Costs and Expenses to Non-GAAP Operating Costs and Expenses

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2014
	GAAP	Share-based compensation expense (a)	Purchased intangibles amortization (b)	Restructuring charges (c)	Non-GAAP
Cost of net revenues	$33,844	$12	$83	$—	$33,749

Operating costs and expenses:
Research and development	7,006	190	—	—	6,816
Sales and marketing	2,790	(21)	—	—	2,811
General and administrative	3,381	196	—	—	3,185
Amortization of purchased intangibles assets	141	—	141	—	—
Restructuring and severance charges	1,064	—	—	1,064	—

Total operating costs and expenses	$14,382	365	141	1,064	$12,812

Total		$377	$224	$1,064

(a)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.
(b)	Adjustments reflect amortization of purchased intangibles.
(c)	Adjustments reflect restructuring and severance charges.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.

Reconciliation of GAAP Operating Costs and Expenses to Non-GAAP Operating Costs and Expenses

(In thousands)

(Unaudited)

	Nine Months Ended September 30, 2014
	GAAP	Share-based compensation expense (a)	Purchased intangibles amortization (b)	Restructuring charges (c)	Non-GAAP
Cost of net revenues	$105,343	(7)	250	—	$105,100

Operating costs and expenses:
Research and development	24,164	448	—	—	23,716
Sales and marketing	9,816	200	—	—	9,616
General and administrative	12,881	975	—	—	11,906
Amortization of purchased intangibles assets	421	—	421	—	—
Restructuring and severance charges	7,480	—	—	7,480	—

Total operating costs and expenses	$54,762	1,623	421	7,480	$45,238

Total		$1,616	$671	$7,480

(a)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.
(b)	Adjustments reflect amortization of purchased intangibles.
(c)	Adjustments reflect restructuring and severance charges.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.

Reconciliation of GAAP Loss before Income Taxes to Adjusted EBITDA

Three and Nine Months Ended September 30, 2014 and 2013

(In thousands)

(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2014	2014
Loss before income taxes	$(8,808)	$(35,155)
Depreciation and amortization	1,848	5,889
Share-based compensation expense	377	1,616
Restructuring and severance charges	1,064	7,480
Change in fair value of warrant liability	4,788	4,788
Other expense	124	146

Adjusted EBITDA	$(607)	$(15,236)

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.

Segment Reporting

Three and Nine Months Ended September 30, 2014 and 2013

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues by reportable segment:
Mobile Computing Products	$34,788	$84,067	$98,483	$240,510
M2M Products and Solutions	9,542	8,606	31,401	29,208

Total	$44,330	$92,673	$129,884	$269,718

Operating loss by reportable segment:
Mobile Computing Products	$(1,704)	$(953)	$(20,076)	$(9,801)
M2M Products and Solutions	(2,192)	(3,911)	(10,145)	(11,992)

Total	$(3,896)	$(4,864)	$(30,221)	$(21,793)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Unaudited)
Identifiable assets by reportable segment:
Mobile Computing Products	$80,551	$96,516
M2M Products and Solutions	12,494	14,949

Total	$93,045	$111,465